EXHIBIT 11
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                      AVNET, INC. AND SUBSIDIARIES

                   COMPUTATION OF EARNINGS PER SHARE
                   (Thousands except per share data)


(A) In computing earnings per share, common shares issuable upon the exercise of outstanding stock options have been considered as common equivalent shares.  In computing earnings per share in fiscal 1994 and 1992, the 6% Convertible
  Subordinated Debentures were not considered common equivalent shares because they would have been anti-dilutive.  The 8% Convertible Subordinated
  Debentures, which were fully redeemed during fiscal 1993 (see Note 5), were not considered common equivalent shares in fiscal 1993 and 1992 as they would have been anti-dilutive.
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                                                                Years Ended
                                                      July 1,     June 30,  June 30,
                                                       1994         1993       1992
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       TABLE A - Computation of earnings per share:
         Weighted average number of common shares      40,590     35,592     35,494

         Common equivalent shares:
           Conversion of 6% Convertible
             Subordinated Debentures                     --        2,449        --
           Issuance of incentive shares and
             exercise of employee's stock options,
             using treasury stock method                  257        212        172

         Common and common equivalent shares used
           to compute earnings per share               40,847      38,253    35,666

         Income before cumulative effect of a
           change in accounting principle             $88,108     $69,060    $50,522
         Interest expense on convertible
           debentures - net of tax                       --         3,847      --

         Income used for computing earnings per
           share before cumulative effect of a
           change in accounting principle              88,108      72,907      50,522
         Cumulative effect of a change in the
           method of accounting for income taxes       (2,791)       --          --

         Income used for computing earnings
           per share                                  $85,317     $72,907     $50,522

         Earnings per common share based upon the weighted average number of shares outstanding during the year:

           Income before cumulative effect of a
             change in accounting principle             $2.16       $1.91       $1.42
           Cumulative effect of a change in
             the method of accounting for
             income taxes                               (0.07)       --          --

           Net income                                   $2.09       $1.91       $1.42
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